EXHIBIT 99.1
For Immediate Release
MERCER INTERNATIONAL INC. REPORTS 2007 SECOND QUARTER RESULTS
     NEW YORK, NY, August 7, 2007 — Mercer International Inc. (Nasdaq: MERC, TSX: MRI.U) today reported results for the second quarter of 2007. In 2006, we divested our paper mills and account for this business as discontinued operations and its results are reported separately. As a result, prior year reported amounts have been reclassified to conform to the current presentation. Except as otherwise noted, the following discussion relates to our continuing operations.
Highlights of the 2007 Second Quarter
•	Revenues increased by 17% to €176.6 million from €150.6 million in the comparative quarter of 2006, driven by stronger pulp prices and higher sales volume. Average NBSK list prices in Northern Europe rose to $783 per ADMT in the quarter from $757 in Q1 and $665 per ADMT in the second quarter of 2006. Gains in our pulp price realizations as a result of stronger pulp prices were partially offset by a weakening U.S. dollar, such that our average pulp price realizations increased only marginally to €518 per ADMT from €512 per ADMT in the prior quarter. The U.S. dollar was weaker in the quarter relative to both the Euro and Canadian dollar, falling in value by 3% and 4% respectively.

•	We completed scheduled annual maintenance downtime at two of our three mills and the final strategic capex upgrades at Celgar. This reduced production by approximately 36,000 ADMTs.

•	Fiber prices, while materially higher than in the prior year period, fell from Q1 levels and in Europe are continuing to trend downwards.

•	The US dollar was weaker in the quarter relative to both the Euro and Canadian dollar, falling in value by 3% and 4% respectively.

•	Operating EBITDA in the quarter was virtually unchanged from the year prior at €25.0 million as improved prices were offset by higher fiber costs, currency changes and lower production as a result of scheduled downtime. For a definition of Operating EBITDA, see page 5 of this press release and for a reconciliation of net income from continuing operations to Operating EBITDA, see page 8 of the financial tables included in this press release.

•	Net income from continuing operations was €3.3 million, or €0.09 per basic and diluted share, in the current quarter which included a net gain on our derivatives and foreign currency denominated long-term debt of €19.4 million, compared to net income of €18.3
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Mercer Reports 2007 Second Quarter Results	Page 2
million, or €0.55 per basic and €0.45 per diluted share, in the same period of 2006 which included a net gain on our derivatives and foreign currency denominated long-term debt of €50.8 million.
President’s Comments
     Mr. Jimmy S.H. Lee, President and Chairman, stated:
•	“Pulp markets continued to show strength in the second quarter of 2007. List prices in Europe increased by approximately $40 per ADMT in the quarter and producer and buyer inventories remain at historically low levels.

•	We are pleased with the performance of all of our mills in the quarter. The annual scheduled maintenance downtime at our Celgar and Stendal mills reduced production by approximately 36,000 ADMTs in the quarter. Excluding this downtime, production in the quarter was near record productivity records.

•	During the scheduled downtime at Celgar, we implemented the final phase of our Blue Goose capital project; consisting of dryer capacity expansion. This upgrade resulted in immediate improved production and the mill had a record production day in June. During the Stendal outage, which was its first scheduled downtime since start up in September 2004, we also optimized several remaining productivity opportunities. These contributed to June being Stendal’s second strongest production month since the mill’s startup. Additionally, we currently expect that Stendal will be able to conclude a final settlement of all outstanding matters with its contractors under its EPC contract in or about the third quarter of 2007.

•	Fiber price reductions in Europe are developing as expected. The storm-felled wood from earlier in the year is being consumed by sawmills and the pricing of resulting residual chips, which comprise a major portion of fiber for our Rosenthal mill, are declining. Prices for residual chips purchased in the second quarter decreased on average by over 30% from first quarter levels. Prices for roundwood, which comprises a major portion of fiber for our Stendal mill, have not declined materially due to continuing strong demand in northern Germany. As a result, we currently expect to increase the amount of residual chips consumed by Stendal in the second half of 2007. We currently anticipate additional declines in the costs of fiber for our German mills for deliveries throughout the balance of the year.”
     Mr. Lee added: “We are seeing continued strong demand in all our markets. Further, if the recently announced labor action in coastal British Columbia continues, it will reduce NBSK supply from that region. We expect that these factors, along with the weakened U.S. dollar, should result in higher pulp prices in the
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Mercer Reports 2007 Second Quarter Results	Page 3
upcoming months. We expect the NBSK market to remain strong in 2007 as evidenced by the July price increase to approximately $830 per tonne in the United States.”
     Mr. Lee concluded: “With only a relatively small routine planned shutdown at our Rosenthal mill in Q3 and all our mills running at historically high levels, we are well positioned to take advantage of the NBSK price momentum and falling European fiber prices for the balance of the year.”
Summary Selected Highlights

	Q2	Q1	Q2
	2007	2007	2006
	(in millions of Euro, except where otherwise stated)
Revenues	€176.6	€169.5	€150.6
Sale of emission allowances	—	0.7	7.6
Operating income from continuing operations	10.9	14.5	10.6
Operating EBITDA(1)	25.0	28.3	25.2
Realized gain (loss) on derivative instruments	—	6.8	(1.7)
Unrealized gain (loss) on derivative instruments	18.1	(0.2)	46.3
Interest expense	17.6	20.1	22.9
Unrealized foreign exchange gain on debt	1.3	1.3	6.1
Net income from continuing operations	3.3	1.1	18.3
Income per share from continuing operations
Basic	€0.09	€0.03	€0.55
Diluted	€0.09	€0.03	€0.45

(1)	For a definition of Operating EBITDA, see page 5 of this press release and for a reconciliation of net income (loss) to Operating EBITDA, see page 8 of the financial tables included in this press release.

	Q2	Q1	Q2
	2007	2007	2006
Pulp Production (‘000 ADMTs)	326.4	347.3	307.7

Pulp Sales (‘000 ADMTs)	337.0	329.1	334.1

NBSK list price in Europe ($/ADMT)	783	757	665

Average pulp price realizations (€/ADMT)	518	512	453

Average Spot Currency Exchange Rates
€ / $(1)	0.7416	0.7630	0.7957
C$ / $(1)	1.0981	1.1716	1.1224
C$ / €(2)	1.4810	1.5354	1.4104

(1)	Average Federal Reserve Bank of New York noon spot rate over the reporting period.

(2)	Average Bank of Canada noon spot rate over the reporting period.
Three Months Ended June 30, 2007 Compared to Three Months Ended June 30, 2006
     Revenues for the three months ended June 30, 2007 increased by 17% to €176.6 million from €150.6 million in the comparative period of 2006, primarily due to stronger pulp prices and higher sales volume, partially offset by a 7% weakening of the U.S. dollar versus the Euro. List prices for NBSK pulp in Europe were approximately €579 ($783) per ADMT in the second quarter of 2007, €578 ($757) per ADMT in the first quarter of 2007 and approximately €529 ($665) per ADMT in the comparative second quarter of last
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Mercer Reports 2007 Second Quarter Results	Page 4
year. Pulp sales volume increased to 337,016 ADMTs in the second quarter of 2007 from 334,136 ADMTs in the comparative period of 2006. Average pulp sales realizations increased to €518 per ADMT on average in the second quarter of 2007 from €453 per ADMT in the second quarter of 2006, primarily as a result of higher pulp prices.
     Cost of sales and general, administrative and other expenses in the second quarter of 2007 increased to €165.7 million from €140.0 million in the comparative period of 2006, primarily as a result of higher fiber costs which increased by approximately 39% from the year ago quarter.
     Fiber costs at our German pulp mills increased in the second quarter of 2007, primarily as a result of continuing increased demand for wood residuals. Fiber costs at our Celgar mill increased, primarily because of a weakening U.S. lumber market that has caused a sharp reduction in sawmill residual production. We expect fiber availability in Europe to increase materially as a result of severe storms in January that felled approximately 60 million cubic meters of timber, primarily in Germany and Scandinavia. This, coupled with the recent strength of the European lumber market, has started to provide some price relief and we expect further downward pressure on European fiber prices for deliveries throughout the balance of the year.
     As a result of continued weak markets and prices for the sale of emission allowances, our contribution to income from the sale of such emission allowances in the second quarter of 2007 was €nil, compared to €7.6 million in the second quarter of 2006.
     For the second quarter of 2007, operating income increased by approximately 3% to €10.9 million from €10.6 million in the comparative quarter of 2006, primarily as a result of higher pulp prices and improved operating results at our Celgar mill. Interest expense in the second quarter of 2007 decreased to €17.6 million from €22.9 million in the 2006 comparative quarter, primarily because of the scheduled repayments of the Stendal facility and the settlement of our cross currency swaps which both occurred in the first quarter of 2007.
Derivative Instruments and Minority Interest
     We recorded a net non-cash gain of €18.1 million on our outstanding interest rate derivatives at the end of the current quarter, compared to a net gain of €44.7 million on our foreign currency and interest rate derivatives in the comparative quarter of 2006.
     In the second quarter of 2007, minority interest, representing the minority shareholder’s interest in the Stendal mill’s income, was €1.1 million, compared to its €0.4 million share of losses in the comparative quarter of 2006.
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Mercer Reports 2007 Second Quarter Results	Page 5
Earnings Per Share and Operating EBITDA
     We generated “Operating EBITDA” of €25.0 million and €25.2 million in the three months ended June 30, 2007 and 2006, respectively. Operating EBITDA is defined as operating income (loss) from continuing operations plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of their operating facilities. In addition, we believe Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.
     Operating EBITDA does not reflect the impact of a number of items that affect our net income, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net income or income from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP. For a reconciliation of net income to Operating EBITDA, see page 8 of the financial tables included in this press release.
     We reported net income from continuing operations for the second quarter of 2007 of €3.3 million, or €0.09 per basic and diluted share, which included an aggregate of €19.4 million of net non-cash gains on our outstanding derivatives and foreign currency denominated long-term debt. In the second quarter of 2006, we reported net income from continuing operations of €18.3 million, or €0.55 per basic and €0.45 per diluted share, which reflected a net gain of €50.8 million on our outstanding derivatives and foreign currency denominated long-term debt.
Earnings Release Call
     In conjunction with this release, Mercer International Inc. will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for Wednesday, August 8, 2007 at 10:00 AM EDT. Listeners can access the conference call live and archived through September 8, 2007 over the Internet through a link at the Company’s web site at http://www.mercerint.com/en/newsCurrent.cfm, or at http://www.videonewswire.com/event.asp?id=41217. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software. A replay of this call will also be available
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Mercer Reports 2007 Second Quarter Results	Page 6
approximately two hours after the live call ends until September 8, 2007 at 11:59 p.m. (Eastern Daylight Time) at (800) 642-1687 for domestic callers or (706) 645-9291 for international callers, and the passcode is 10286547.
     Mercer International Inc. is a global pulp manufacturing company. To obtain further information on the company, please visit its web site at http://www.mercerint.com.
     The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market conditions, competition and other risk factors listed from time to time in the company’s SEC reports.

APPROVED BY: Jimmy S.H. Lee Chairman & President (604) 684-1099 David M. Gandossi Executive Vice-President & Chief Financial Officer (604) 684-1099	Financial Dynamics Investors: Eric Boyriven, Alexandra Tramont Media: Scot Hoffman (212) 850-5600
-FINANCIAL TABLES FOLLOW-
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MERCER INTERNATIONAL INC.
CONSOLIDATED BALANCE SHEETS
June 30, 2007 and December 31, 2006
(Euros in thousands)

	June 30,	December 31,
	2007	2006
ASSETS
Current Assets
Cash and cash equivalents	€48,302	€69,367
Receivables	104,494	75,022
Note receivable, current portion	5,834	7,798
Inventories	94,891	62,857
Prepaid expenses and other	5,462	4,662
Current assets of discontinued operations	1,104	2,094

Total current assets	260,087	221,800

Long-Term Assets
Cash restricted	45,000	57,000
Property, plant and equipment	968,830	972,143
Investments	88	1
Unrealized foreign exchange rate derivative gain	—	5,933
Deferred note issuance and other costs	6,294	6,984
Deferred income tax	18,670	29,989
Note receivable, less current portion	4,506	8,744

	1,043,388	1,080,794

Total assets	€1,303,475	€1,302,594

LIABILITIES
Current Liabilities
Accounts payable and accrued expenses	€100,970	€84,173
Debt, current portion	33,364	33,903
Current liabilities of discontinued operations	651	1,926

Total current liabilities	134,985	120,002

Long-Term Liabilities
Debt, less current portion	848,990	873,928
Unrealized interest rate derivative loss	17,570	41,355
Pension and other post-retirement benefit obligations	18,940	17,954
Capital leases	6,457	6,202
Deferred income tax	24,565	22,911
Other long-term liabilities	3,617	1,441

	920,139	963,791

Total liabilities	1,055,124	1,083,793

Minority Interest	—	—
SHAREHOLDERS’ EQUITY
Common shares	202,626	195,642
Additional paid-in capital	134	154
Retained earnings	19,485	15,240
Accumulated other comprehensive income	26,106	7,765

Total shareholders’ equity	248,351	218,801

Total liabilities and shareholders’ equity	€1,303,475	€1,302,594

(1)

MERCER INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Six Months Ended June 30, 2007 and 2006
(Unaudited)
(Euros in thousands, except per share data)

	2007	2006
Revenues	€346,134	€292,262

Costs and expenses
Operating costs	277,555	239,292
Operating depreciation and amortization	27,719	28,325

	40,860	24,645
General and administrative expenses	16,206	16,314
(Sale) purchase of emission allowances	(766)	(13,246)

Operating income from continuing operations	25,420	21,577

Other income (expense)
Interest expense	(37,709)	(45,728)
Investment income	3,195	3,003
Unrealized foreign exchange gain on debt	2,603	12,173
Realized gain (loss) on derivative instruments	6,820	(5,219)
Unrealized gain on derivative instruments	17,852	90,724

Total other (expense) income	(7,239)	54,953

Income before income taxes and minority interest from continuing operations	18,181	76,530
Income tax provision	(13,705)	(42,920)

Income before minority interest from continuing operations	4,476	33,610
Minority interest	(43)	898

Net income from continuing operations	4,433	34,508
Net (loss) income from discontinued operations	(188)	501

Net income	4,245	35,009

Retained earnings (deficit), beginning of period	15,240	(47,970)

Retained earnings (deficit), end of period	€19,485	€(12,961)

Net income per share from continuing operations
Basic	€0.12	€1.04

Diluted	€0.12	€0.85

Income per share
Basic	€0.12	€1.06

Diluted	€0.12	€0.86

(2)

MERCER INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three Months Ended June 30, 2007 and 2006
(Unaudited)
(Euros in thousands, except per share data)

	2007	2006
Revenues	€176,603	€150,594

Costs and expenses
Operating costs	142,808	124,385
Operating depreciation and amortization	13,990	14,637

	19,805	11,572
General and administrative expenses	8,901	8,597
(Sale) purchase of emission allowances	(39)	(7,608)

Operating income from continuing operations	10,943	10,583

Other income (expense)
Interest expense	(17,641)	(22,914)
Investment income	1,584	1,263
Unrealized foreign exchange gain on debt	1,349	6,060
Realized loss on derivative instruments	—	(1,657)
Unrealized gain on derivative instruments	18,100	46,347

Total other income	3,392	29,099

Income before income taxes and minority interest from continuing operations	14,335	39,682
Income tax provision	(9,904)	(21,807)

Income before minority interest from continuing operations	4,431	17,875
Minority interest	(1,091)	449

Net income from continuing operations	3,340	18,324
Net (loss) income from discontinued operations	(181)	97

Net income	3,159	18,421

Retained earnings (deficit), beginning of period	16,326	(31,382)

Retained earnings (deficit), end of period	€19,485	€(12,961)

Net income per share from continuing operations
Basic	€0.09	€0.55

Diluted	€0.09	€0.45

Income per share
Basic	€0.09	€0.56

Diluted	€0.09	€0.45

(3)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Balance Sheet
As at June 30, 2007
(Euros in thousands)
The terms of the indenture governing our 9.25% senior unsecured notes requires that we provide the results of operations and financial condition of Mercer International Inc. (“Mercer Inc.”) and our restricted subsidiaries under the indenture, collectively referred to as the “Restricted Group”. As at and during the six and three months ended June 30, 2007 and 2006, the Restricted Group was comprised of Mercer International Inc., certain holding subsidiaries and Rosenthal, and the Celgar mill. The Restricted Group excludes the Stendal mill and, up to December 31, 2006, the discontinued paper operations.

	June 30, 2007
	Restricted	Unrestricted		Consolidated
	Group	Subsidiary	Eliminations	Group
ASSETS
Current assets
Cash and cash equivalents	€40,027	€8,275	€—	€48,302
Receivables	50,159	54,335	—	104,494
Note receivable, current portion	617	5,217	—	5,834
Inventories	57,306	37,585	—	94,891
Prepaid expenses and other	2,445	3,017	—	5,462
Current assets from discontinued operations	1,104	—	—	1,104

Total current assets	151,658	108,429	—	260,087
Cash restricted	—	45,000	—	45,000
Property, plant and equipment	397,577	571,253	—	968,830
Other	6,382	—	—	6,382
Deferred income tax	11,715	6,955	—	18,670
Due from unrestricted group	56,540	—	(56,540)	—
Note receivable, less current portion	4,506	—	—	4,506

Total assets	€628,378	€731,637	€(56,540)	€1,303,475

LIABILITIES
Current
Accounts payable and accrued expenses	€52,366	€48,604	€—	€100,970
Debt, current portion	—	33,364	—	33,364
Current liabilities from discontinued operations	651	—	—	651

Total current liabilities	53,017	81,968	—	134,985
Debt, less current portion	291,556	557,434	—	848,990
Due to restricted group	—	56,540	(56,540)	—
Unrealized derivative loss	—	17,570	—	17,570
Capital leases	4,520	1,937	—	6,457
Deferred income tax	4,125	20,440	—	24,565
Other long-term liabilities	22,544	13	—	22,557

Total liabilities	375,762	735,902	(56,540)	1,055,124
SHAREHOLDERS’ EQUITY
Total shareholders’ equity (deficit)	252,616	(4,265)	—	248,351

Total liabilities and shareholders’ equity	€628,378	€731,637	€(56,540)	€1,303,475

(4)

MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Balance Sheet
As at December 31, 2006
(Euros in thousands)

	December 31, 2006
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
ASSETS
Current
Cash and cash equivalents	€39,078	€30,289	€—	€69,367
Receivables	38,662	36,360	—	75,022
Note receivable, current portion	620	7,178	—	7,798
Inventories	41,087	21,770	—	62,857
Prepaid expenses and other	2,352	2,310	—	4,662
Current assets of discontinued operations	—	2,094	—	2,094

Total current assets	121,799	100,001	—	221,800
Cash restricted	—	57,000	—	57,000
Property, plant and equipment	408,957	563,186	—	972,143
Other	8,155	4,763	—	12,918
Deferred income tax	14,316	15,673	—	29,989
Due from unrestricted group	51,265	—	(51,265)	—
Note receivable, less current portion	5,023	3,721	—	8,744

Total assets	€609,515	€744,344	€(51,265)	€1,302,594

LIABILITIES
Current
Accounts payable and accrued expenses	€46,838	€37,335	€—	€84,173
Debt, current portion	—	33,903	—	33,903
Current liabilities of discontinued operations	—	1,926	—	1,926

Total current liabilities	46,838	73,164	—	120,002
Debt, less current portion	293,781	580,147	—	873,928
Due to restricted group	—	51,265	(51,265)	—
Unrealized derivative loss	—	41,355	—	41,355
Capital leases	2,720	3,482	—	6,202
Deferred income tax	2,832	20,079	—	22,911
Other long-term liabilities	19,395	—	—	19,395

Total liabilities	365,566	769,492	(51,265)	1,083,793

SHAREHOLDERS’ EQUITY
Total shareholders’ equity (deficit)	243,949	(25,148)	—	218,801

Total liabilities and shareholders’ equity	€609,515	€744,344	€(51,265)	€1,302,594

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MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Statements of Operations
For the Six Months Ended June 30, 2007 and 2006
(Unaudited)
(Euros in thousands)

	Six Months Ended June 30, 2007
	Restricted	Unrestricted		Consolidated
	Group	Subsidiary	Eliminations	Group
Revenues	€204,240	€141,894	€—	€346,134

Operating costs	161,829	115,726	—	277,555
Operating depreciation and amortization	13,661	14,058	—	27,719
General and administrative expenses	10,623	5,583	—	16,206
(Sale) purchase of emission allowances	(268)	(498)	—	(766)

	185,845	134,869	—	320,714

Operating income from continuing operations	18,395	7,025	—	25,420

Other income (expense)
Interest expense	(14,418)	(25,132)	1,841	(37,709)
Investment income	2,440	2,596	(1,841)	3,195
Unrealized foreign exchange gain on debt	2,263	340	—	2,603
Derivative financial instruments, net	—	24,672	—	24,672

Total other (expense) income	(9,715)	2,476	—	(7,239)

Income before income taxes and minority interest from continuing operations	8,680	9,501	—	18,181
Income tax provision	(4,150)	(9,555)	—	(13,705)

Income (loss) before minority interest from continuing operations	4,530	(54)	—	4,476
Minority interest	—	(43)	—	(43)

Net income (loss) from continuing operations	4,530	(97)	—	4,433
Net loss from discontinued operations	(188)	—	—	(188)

Net income (loss)	€4,342	€(97)	€—	€4,245

	Six Months Ended June 30, 2006
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues	€169,752	€122,510	€—	€292,262

Operating costs	148,388	90,904	—	239,292
Operating depreciation and amortization	14,197	14,128	—	28,325
General and administrative expenses	10,375	5,939	—	16,314
(Sale) purchase of emission allowances	(3,651)	(9,595)	—	(13,246)

	169,309	101,376	—	270,685

Operating income from continuing operations	443	21,134	—	21,577

Other income (expense)
Interest expense	(16,442)	(31,046)	1,760	(45,728)
Investment income	2,119	2,644	(1,760)	3,003
Unrealized foreign exchange gain on debt	12,173	—	—	12,173
Derivative financial instruments, net	—	85,505	—	85,505

Total other income (expense)	(2,150)	57,103	—	54,953

Income (loss) before income taxes and minority interest from continuing operations	(1,707)	78,237	—	76,530
Income tax provision	(6,905)	(36,015)	—	(42,920)

Income (loss) before minority interest from continuing operations	(8,612)	42,222	—	33,610
Minority interest	—	898	—	898

Net income (loss) from continuing operations	(8,612)	43,120	—	34,508
Net income from discontinued operations	—	501	—	501

Net income (loss)	€(8,612)	€43,621	€—	€35,009

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MERCER INTERNATIONAL INC.
RESTRICTED GROUP SUPPLEMENTAL DISCLOSURE
Combined Condensed Statements of Operations
For the Three Months Ended June 30, 2007 and 2006
(Unaudited)
(Euros in thousands)

	Three Months Ended June 30, 2007
	Restricted	Unrestricted		Consolidated
	Group	Subsidiary	Eliminations	Group
Revenues	€104,307	€72,296	€—	€176,603

Operating costs	85,271	57,537	—	142,808
Operating depreciation and amortization	6,975	7,015	—	13,990
General and administrative expenses	6,264	2,637	—	8,901
(Sale) purchase of emission allowances	(4)	(35)	—	(39)

	98,506	67,154	—	165,660

Operating income from continuing operations	5,801	5,142	—	10,943

Other income (expense)
Interest expense	(6,961)	(11,606)	926	(17,641)
Investment income	1,136	1,374	(926)	1,584
Unrealized foreign exchange gain on debt	1,009	340	—	1,349
Derivative financial instruments, net	—	18,100	—	18,100

Total other income (expense)	(4,816)	8,208	—	3,392

Income before income taxes and minority interest from continuing operations	985	13,350	—	14,335
Income tax provision	(1,612)	(8,292)	—	(9,904)

Income (loss) before minority interest from continuing operations	(627)	5,058	—	4,431
Minority interest	—	(1,091)	—	(1,091)

Net income (loss) from continuing operations	(627)	3,967	—	3,340
Net loss from discontinued operations	(181)	—	—	(181)

Net income (loss)	€(808)	€3,967	€—	€3,159

	Three Months Ended June 30, 2006
	Restricted	Unrestricted		Consolidated
	Group	Subsidiaries	Eliminations	Group
Revenues	€88,741	€61,853	€—	€150,594

Operating costs	79,249	45,136	—	124,385
Operating depreciation and amortization	7,568	7,069	—	14,637
General and administrative expenses	5,415	3,182	—	8,597
(Sale) purchase of emission allowances	(1,884)	(5,724)	—	(7,608)

	90,348	49,663	—	140,011

Operating income from continuing operations	(1,607)	12,190	—	10,583

Other income (expense)
Interest expense	(7,979)	(15,820)	885	(22,914)
Investment income (loss)	(142)	2,290	(885)	1,263
Unrealized foreign exchange gain on debt	6,060	—	—	6,060
Derivative financial instruments, net	79	44,611	—	44,690

Total other income (expense)	(1,982)	31,081	—	29,099

Income (loss) before income taxes and minority interest from continuing operations	(3,589)	43,271	—	39,682
Income tax provision	(3,872)	(17,935)	—	(21,807)

Income (loss) before minority interest from continuing operations	(7,461)	25,336	—	17,875
Minority interest	—	449	—	449

Net income (loss) from continuing operations	(7,461)	25,785	—	18,324
Net income from discontinued operations	—	97	—	97

Net income (loss)	€(7,461)	€25,882	€—	€18,421

(7)

MERCER INTERNATIONAL INC.
COMPUTATION OF OPERATING EBITDA
For the Six Months and Three Months Ended June 30, 2007 and 2006
(Unaudited)
(Euros in thousands)

	Six Months Ended
	June 30,
	2007	2006
	(in thousands)
Net income from continuing operations	€4,433	€34,508
Minority interest	43	(898)
Income taxes	13,705	42,920
Interest expense	37,709	45,728
Investment income	(3,195)	(3,003)
Unrealized foreign exchange gain on debt	(24,672)	(12,173)
Derivative financial instruments, net gain	(2,603)	(85,505)

Operating income from continuing operations	25,420	21,577
Add: Depreciation and amortization	27,847	28,325

Operating EBITDA(1)	€53,267	€49,902

	Three Months Ended
	June 30,
	2007	2006
	(in thousands)
Net income from continuing operations.	€3,340	€18,324
Minority interest	1,091	(449)
Income taxes	9,904	21,807
Interest expense	17,641	22,914
Investment income	(1,584)	(1,263)
Unrealized foreign exchange gain on debt	(1,349)	(6,060)
Derivative financial instruments, net gain.	(18,100)	(44,690)

Operating income from continuing operations	10,943	10,583
Add: Depreciation and amortization	14,055	14,637

Operating EBITDA(1)	€24,998	€25,220

(1)	Operating EBITDA does not reflect the impact of a number of items that affect our net income, including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income or income from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.
(8)

COMPUTATION OF RESTRICTED GROUP OPERATING EBITDA
For the Six Months and Three Months Ended June 30, 2007 and 2006
(Unaudited)
(Euros in thousands)

	Six Months Ended
	June 30,
	2007	2006
	(in thousands)
Restricted Group
Net income (loss) from continuing operations	€4,530	€(8,612)
Income taxes	4,150	6,905
Interest expense	14,418	16,442
Investment and other income	(2,440)	(2,119)
Unrealized foreign exchange gain on debt	(2,263)	(12,173)

Operating income from continuing operations	18,395	443
Add: Depreciation and amortization	13,661	14,197

Operating EBITDA(1)	€32,056	€14,640

	Three Months Ended
	June 30,
	2007	2006
	(in thousands)
Restricted Group
Net loss from continuing operations	€(627)	€(7,461)
Income taxes	1,612	3,872
Interest expense	6,961	7,979
Investment and other (income) expense	(1,136)	142
Unrealized foreign exchange gain on debt	(1,009)	(6,060)
Derivative financial instruments, net loss	—	(79)

Operating income (loss) from continuing operations	5,801	(1,607)
Add: Depreciation and amortization	6,975	7,568

Operating EBITDA(1)	€12,776	€5,961

(1)	Operating EBITDA does not reflect the impact of a number of items that affect net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States, and should not be considered as an alternative to net income (loss) or income (loss) from operations as a measure of performance, nor as an alternative to net cash from operating activities as a measure of liquidity. Operating EBITDA has significant limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under GAAP.
(9)
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